Rule 10f-3 Transaction Exhibit
Nuveen Arizona Premium Income Municipal Fund, Inc.
FILE #811-7278
ATTACHMENT 77O


<c>TRADE DATE
<c>DESCRIPTION OF SECURITY
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
3/7/08
Puerto Rico Aqueduct and Sewer Authority Revenue Bonds, Series A (Senior Lien)
$1,300,000,000
$1,430,000.00

Net amount:
$1,410,194.50

Citigroup Global Markets, Inc.
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Banc of America Securities LLC
BBVARP MSD
Eurobank MSD
Goldman, Sachs & Co.
Lehman Brothers
Loop Capital Markets
Oppenheimer & Co.
Oriental Financial Services
Popular Securities, Inc.
RBC Capital Markets
Ramirez & Co., Inc.
Santander Securities
Scotia Capital USA
TCM Capital Inc.
UBS Securities LLC
Wachovia Bank, National Association
Merrill Lynch & Co.
J.P. Morgan Securities Inc.
DEPFA First Albany Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated